                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                           GENERAL ELECTRIC COMPANY
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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     (4) Date Filed:

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Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

[LOGO]

                            ----------------------

                            ======================
                                Notice of 2001
                                Annual Meeting
                                      and
                                Proxy Statement

[LOGO]

--------------------------------------------------------------------------------
                                      General Electric Company
                                      3135 Easton Turnpike, Fairfield, CT 06431

                                  March 9, 2001

Dear Share Owner,

      You are invited to attend the 2001 Annual Meeting to be held on Wednesday, April 25, in Atlanta, Georgia.
      The Annual Meeting will begin with a report on Company operations, followed by discussion and voting on the matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement and discussion on other business matters properly brought before the meeting.
      If you plan to attend the meeting, please follow the advance registration instructions on the back of this Proxy Statement. An admission card, which will expedite your admission to the meeting, will be mailed to you prior to the meeting.
      Whether or not you plan to attend, you can be sure your shares are represented at the meeting by promptly voting and submitting your proxy by phone, by Internet, or by completing, signing, dating and returning your Proxy Form in the enclosed envelope.

                                        Cordially,

                                        /s/ John F. Welch

                                        John F. Welch, Jr.
                                        Chairman of the Board

                                      ___

================================================================================
CONTENTS

Notice of 2001 Annual Meeting of Share Owners .............................    5
Proxy Statement ...........................................................    5
   . Election of Directors ................................................    6
   Information Relating to Directors, Nominees
     and Executive Officers ...............................................   13
   Compensation Committee Report ..........................................   17
   Summary Compensation Table .............................................   22
   Financial Performance Comparison Graphs ................................   24
   Stock Options and Stock Appreciation Rights ............................   26
   Retirement Benefits ....................................................   28
   Independent Auditor Fees ...............................................   29
   Audit Committee Report .................................................   29
   . Appointment of Independent Auditors ..................................   30
   Share Owner Proposals relating to:
        . No. 1 Cumulative Voting .........................................   31
        . No. 2 Workplace Code of Conduct .................................   31
        . No. 3 Report on PCB Cleanup Costs ...............................   33
        . No. 4 Nuclear Power Report ......................................   34
        . No. 5 Director Election Process .................................   36
        . No. 6 Director Independence .....................................   37
        . No. 7 Landmine and Cluster Bomb Production ......................   39
   Additional Information .................................................   41
   Appendix A: Audit Committee Charter ....................................   45

          . To be voted on at the meeting

                     Every Share Owner's Vote Is Important.
                     Please Complete, Sign, Date and Return
                      Your Proxy Form, Or Submit Your Vote
                       and Proxy By Phone Or By Internet.

                [LOGO] Printed on recycled paper using soybean ink

                                      ___

NOTICE OF 2001 ANNUAL MEETING OF SHARE OWNERS

--------------------------------------------------------------------------------
10:00 a.m., April 25, 2001
Atlanta Civic Center
395 Piedmont Avenue, N.E.
Atlanta, Georgia 30308
                                                         March 9, 2001

To the Share Owners:

General Electric Company's 2001 Annual Meeting of Share Owners will be held at Atlanta Civic Center, 395 Piedmont Avenue, N.E., Atlanta, Georgia, on Wednesday, April 25, 2001, at 10:00 a.m., to address all matters that may properly come before the meeting. Following a report on GE's business operations, the share owners will vote on:
     (a) Election of Directors for the ensuing year;
     (b) Approval of the appointment of Independent Auditors for 2001; and
     (c) Seven share owner proposals set forth at pages 31 through 40 in the accompanying Proxy Statement.

Share owners of record at the close of business on March 7, 2001, will be entitled to vote at the meeting and any adjournments.

Benjamin W. Heineman, Jr.
Secretary

--------------------------------------------------------------------------------
PROXY STATEMENT

General Electric Company, Fairfield, Connecticut 06431

This Proxy Statement is furnished in connection with the solicitation of proxies by General Electric Company on behalf of the Board of Directors for the 2001 Annual Meeting of Share Owners. Distribution of this Proxy Statement and a proxy form to share owners is scheduled to begin on or about March 9, 2001.
   You can ensure that your shares are voted at the meeting by submitting your instructions by phone, by Internet, or by completing, signing, dating and returning the enclosed Proxy Form in the envelope provided. Submitting your instructions by any of these methods will not affect your right to attend the meeting and vote. A share owner who gives a proxy may revoke it at any time before it is exercised by voting in person at the Annual Meeting, by delivering a subsequent proxy, or by notifying the Inspectors of Election in writing of such revocation.

                                      ___

================================================================================
ELECTION OF DIRECTORS

At the 2001 Annual Meeting, 19 directors are to be elected to hold office until the 2002 Annual Meeting and until their successors have been elected and have qualified. As part of the acquisition of Honeywell International Inc., the Board will be expanded and three additional directors acceptable to Honeywell and the Company will be added to the Board. The 19 nominees for election at the Annual Meeting are listed on pages 6 to 12 with brief biographies. They are all now GE directors. Jeffrey R. Immelt joined the Board in November 2000, Rochelle B. Lazarus joined the Board in December 2000, and Robert C. Wright joined in July 2000. John D. Opie, who served as a director since 1995, retired from the Company and the Board at the end of March 2000. The Board knows of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may recommend.

--------------------------------------------------------------------------------

[PHOTO]

James I. Cash, Jr., 53, James E. Robison Professor of Business Administration, Harvard Graduate School of Business, Boston, Mass. Director since 1997.

A graduate of Texas Christian University with MS and PhD degrees from Purdue University, Dr. Cash joined the faculty of Harvard Business School in 1976, where he served as chairman of the MBA program from 1992 to 1995, and is currently serving as chairman of HBS Publishing. Dr. Cash is also a director of Cambridge Technology Partners, The Chubb Corporation, Knight-Ridder, Inc., State Street Bank and Trust, and WinStar Corporation. He also serves as a trustee of the Massachusetts General Hospital and Partners Healthcare and as an overseer for the Boston Museum of Science.

--------------------------------------------------------------------------------

[PHOTO]

Silas S. Cathcart, 74, Retired Chairman of the Board and Chief Executive Officer, Illinois Tool Works, Inc., diversified products, Chicago, Ill. Director 1972-1987 and since 1990.

Following his graduation from Princeton in 1948, Mr. Cathcart joined Illinois Tool Works, Inc., a manufacturer of tools, fasteners, packaging and other products. He was named a vice president in 1954, executive vice president in 1962, and president and director in 1964; and he served as chairman from 1972 to 1986. From 1987 to 1989, he served as chairman of the board of Kidder, Peabody Group Inc. Mr. Cathcart is also a trustee of the Buffalo Bill Historical Society.

                                      ___

[PHOTO]

Dennis D. Dammerman, 55, Vice Chairman of the Board and Executive Officer, General Electric Company, and Chairman, General Electric Capital Services, Inc. Director since 1994.

Mr. Dammerman joined GE after graduating from the University of Dubuque in 1967. He had financial assignments in several GE businesses before being named vice president and comptroller of General Electric Credit Corporation (now GE Capital Corporation) in 1979. In 1981, he became vice president and general manager of GE Capital's Commercial Financial Services Department and, later that year, of GE Capital's Real Estate Financial Services Division. He was elected senior vice president for finance of GE in 1984, a director of GE in 1994 and, in 1998, was named vice chairman of the board and executive officer of GE and chairman and CEO of GE Capital Services, Inc.

--------------------------------------------------------------------------------

[PHOTO]

Paolo Fresco, 67, Chairman of the Board, Fiat SpA, automotive and industrial products, Turin, Italy. Director since 1990.

Mr. Fresco received a law degree from the University of Genoa, and after practicing law in Rome until 1962, he joined General Electric's Italian subsidiary. During the ensuing years he held several positions with GE. In 1990, he joined the Company's Board of Directors and in 1992 he became vice chairman and executive officer and member of the Corporate Executive Office. In 1998, upon retirement from GE, he became Chairman of Fiat SpA. Present board memberships in addition to Fiat SpA, include IFI, Alcatel, Mediobanca and AUME (Association for the European Monetary Union). Mr. Fresco is also a member of the European Roundtable, Confindustria (the Confederation of Italian Industry) and Assonime (Association of Italian stock companies).

--------------------------------------------------------------------------------

[PHOTO]

Ann M. Fudge, 49, President, Kraft's Beverages, Desserts & Post Divisions and Group Vice President, Kraft Foods, Inc., packaged foods, Tarrytown, N.Y. Director since 1999.

After graduating from Simmons College in 1973, Ms. Fudge worked in human resources for GE until entering Harvard University, where she obtained an MBA in 1977. She then held marketing positions at General Mills until joining General Foods in 1986, where she was appointed executive vice president in 1991. In 1994, she was named president of Kraft General Foods' Maxwell House Coffee Company. In 2000, she was named Group Vice President of Kraft Foods, Inc. and president of Kraft's Beverages, Desserts and Post Divisions. Ms. Fudge is a director of Honey-well International Inc. and the Federal Reserve Bank of New York.

                                      ___
                                       7

[PHOTO]

Claudio X. Gonzalez, 66, Chairman of the Board and Chief Executive Officer, Kimberly-Clark de Mexico, S.A. de C.V., Mexico City, and Director, Kimberly-Clark Corporation, consumer and paper products. Director since 1993.

Mr. Gonzalez is a graduate of Stanford University. He was employed by Kimberly-Clark in 1956 and by Kimberly-Clark de Mexico, S.A. in 1957. He was elected vice president of operations of Kimberly-Clark de Mexico, S.A. in 1962 and executive vice president and managing director in 1966. He assumed his present position in 1973. Mr. Gonzalez is also a director of Kellogg Company, The Mexico Fund, Inc., Planet Hollywood International, Inc., Banco Nacional de Mexico, Grupo Carso, Grupo Industrial ALFA, Grupo Modelo, Grupo Televisa and America Movil.

--------------------------------------------------------------------------------

[PHOTO]

Jeffrey R. Immelt, 44, President and Chairman-Elect, General Electric Company. Director since 2000.

Mr. Immelt joined GE in corporate marketing in 1982 after receiving a degree in applied mathematics from Dartmouth College and an MBA from Harvard University. He then held a series of leadership positions with GE Plastics in sales, marketing and global product development. He became a vice president of GE in 1989, responsible for consumer service for GE Appliances. He then became vice president of worldwide marketing and product management for GE Appliances in 1991, vice president and general manager of GE Plastics Americas commercial division in 1992, and vice president and general manager of GE Plastics Americas in 1993. He became senior vice president of GE and president and chief executive officer of GE Medical Systems in 1996. Mr. Immelt became GE's president and chairman-elect in 2000.

--------------------------------------------------------------------------------

[PHOTO]

Andrea Jung, 42, President and Chief Executive Officer, Avon Products, Inc., cosmetics, New York, N.Y. Director since 1998.

Ms. Jung, a graduate of Princeton University, joined Avon Products, Inc., a multinational cosmetics company, in 1994 as president, product marketing for Avon U.S. She was elected president, global marketing, in 1996, an executive vice president in 1997, president and a director of the company in 1998 and chief executive officer in 1999. Previously, she was executive vice president, Neiman Marcus and a senior vice president for I. Magnin. Ms. Jung is also a member of the Princeton University Board of Trustees and is a director of Catalyst and the Cosmetic, Toiletry and Fragrance Association.

                                      ___

[PHOTO]

Kenneth G. Langone, 65, Chairman, President and Chief Executive Officer, Invemed Associates, LLC, investment banking and brokerage, New York, N.Y. Director since 1999.

Mr. Langone received a BA from Bucknell University and an MBA from New York University's Stern School of Business. He is the founder of Invemed Associates, LLC, and a co-founder, director and member of the executive committee of Home Depot, Inc. He is also a director of Choice-Point, Inc., Microtune, Inc., TRICON Global Restaurants, Inc. and Unifi, Inc., as well as the New York Stock Exchange. In addition to serving as a director of numerous charitable organizations, Mr. Langone is chairman of the NYU School of Medicine and serves on the Board of Trustees of New York University and the Board of Overseers of its Stern School of Business.

--------------------------------------------------------------------------------

[PHOTO]

Rochelle B. Lazarus, 53, Chairman and Chief Executive Officer, Ogilvy & Mather Worldwide, advertising, New York, N.Y. Director since 2000.

A graduate of Smith College, Ms. Lazarus holds an MBA from Columbia University. She joined Ogilvy & Mather Worldwide, a multinational advertising agency, in 1971, becoming president of its U.S. direct marketing business in 1989. She then became president of Ogilvy & Mather New York, and president of Ogilvy & Mather North America before becoming president and chief operating officer of the worldwide agency in 1995, chief executive officer in 1996, and chairman in 1997. Ms. Lazarus also serves as a director of Ann Taylor Stores, New York Presbyterian Hospital, the World Wildlife Fund and TIAA-CREF. She is chairman of the Board of Trustees of Smith College, and immediate-past president of the American Association of Advertising Agencies.

--------------------------------------------------------------------------------

[PHOTO]

Scott G. McNealy, 46, Chairman of the Board and Chief Executive Officer, Sun Microsystems, Inc., supplier of network computing solutions, Palo Alto, Calif. Director since 1999.

After graduating with an economics degree from Harvard University in 1976, Mr. McNealy worked in manufacturing for Rockwell International before entering Stanford University, where he obtained an MBA degree in 1980. Following Stanford, Mr. McNealy worked at FMC Corporation and Onyx Systems before co-founding Sun Microsystems, Inc., where he became a director and vice president of operations in 1982. Mr. McNealy has been chairman of the Board of Directors and chief executive officer of Sun Microsystems since 1984.

                                      ___

[PHOTO]

Gertrude G. Michelson, 75, Former Senior Vice President-External Affairs and former Director, R. H. Macy & Co., Inc., retailers, New York, N.Y. Director since 1976.

Mrs. Michelson received a BA degree from Pennsylvania State University in 1945 and an LLB degree from Columbia University in 1947, at which time she joined Macy's - New York. Mrs. Michelson was elected a vice president in 1963 and senior vice president in 1979, and she was named senior vice president -external affairs in 1980. She served as senior advisor to R. H. Macy & Co., Inc. from 1992 to 1994. She is chairman emeritus of the Board of Trustees of Columbia University and past president of the Board of Overseers, TIAA-CREF.

--------------------------------------------------------------------------------

[PHOTO]

Sam Nunn, 62, Partner, King & Spalding, law firm, Atlanta, Ga. Director since 1997.

After attending Georgia Institute of Technology and serving in the U.S. Coast Guard, Mr. Nunn received an AB degree from Emory University in 1960 and an LLB degree from Emory Law School in 1962. He then practiced law and served in the Georgia House of Representatives before being elected to the United States Senate in 1972, where he served as the chairman and ranking member on both the Senate Armed Services Committee and the Senate Permanent Subcommittee on Investigations before retiring in 1997. Mr. Nunn is also a director of The Coca-Cola Company, Community Health Systems, Inc., Dell Computer Corporation, Internet Security Systems, Inc., National Service Industries, Inc., Scientific-Atlanta, Inc., Texaco Inc. and Total System Services, Inc. Mr. Nunn is also co-chairman and chief executive officer of the Nuclear Threat Initiative, a Wash-ington-based organization working to reduce the global threat of weapons of mass destruction.

--------------------------------------------------------------------------------

[PHOTO]

Roger S. Penske, 64, Chairman of the Board, Penske Corporation, Penske Truck Leasing Corporation, and United Auto Group, Inc., transportation and automotive services, Detroit, Mich. Director since 1994.

A 1959 graduate of Lehigh (Pa.) University, Mr. Penske founded Penske Corporation in 1969. He became chairman of the board of Penske Truck Leasing Corporation in 1982 and chairman of the board of United Auto Group, Inc. in 1999. Mr. Penske is also vice chairman and a director of International Speedway Corporation and a director of Delphi Automotive Systems Corporation. He serves as a trustee of the Henry Ford Museum and Greenfield Village, is a director of Detroit Renaissance and is a member of The Business Council.

                                     ____

[PHOTO]

Frank H. T. Rhodes, 74, President Emeritus, Cornell University, Ithaca, N.Y. Director since 1984.

An English-born naturalized U.S. citizen, Dr. Rhodes holds bachelor of science, doctor of philosophy and doctor of science degrees from the University of Birmingham (U.K.). He served as president of Cornell University from 1977 to 1995. Dr. Rhodes previously served under presidential appointments as a member of the National Science Board, of which he is a former chairman, and as a member of the President's Education Policy Advisory Committee. He is currently president of the American Philosophical Society.

--------------------------------------------------------------------------------

[PHOTO]

Andrew C. Sigler, 69, Retired Chairman of the Board and Chief Executive Officer, Champion International Corporation, paper and forest products, Stamford, Conn. Director since 1984.

A graduate of Dartmouth College with an MBA degree from its Amos Tuck School of Business Administration, Mr. Sigler joined Champion Papers Inc., a predecessor of Champion International, in 1956. He served as chief executive officer of Champion International from 1974 until his retirement in 1996, and as chairman of its board of directors from 1979 until his retirement.

--------------------------------------------------------------------------------

[PHOTO]

Douglas A. Warner III, 54, Chairman of the Board, J.P. Morgan Chase & Co., The Chase Manhattan Bank, and Morgan Guaranty Trust Company of New York. New York, N.Y. Director since 1992.

Following graduation from Yale University in 1968, Mr. Warner joined Morgan Guaranty Trust Company of New York, a wholly owned subsidiary of J.P. Morgan Chase & Co. (formerly J.P. Morgan & Co. Incorporated). He was elected president and a director of the bank and its parent in 1990, serving as chairman and chief executive officer from 1995 to December 31, 2000, when he became chairman of the board of J.P. Morgan Chase & Co., The Chase Manhattan Bank, and Morgan Guaranty Trust Company. Mr. Warner is also a director of Anheuser-Busch Companies, Inc., chairman of the Board of Managers and the Board of Overseers of Memorial Sloan-Kettering Cancer Center, a member of The Business Council and a trustee of the Pierpont Morgan Library.

                                     ____

[PHOTO]

John F. Welch, Jr., 65, Chairman of the Board and Chief Executive Officer, General Electric Company. Director since 1980.

A 1957 graduate of the University of Massachusetts with MS and PhD degrees from the University of Illinois, Mr. Welch joined GE in 1960. Following managerial assignments in the plastics and the chemical and metallurgical businesses, he was elected a vice president in 1972. In 1973, he was named vice president and group executive of the Components and Materials Group. He became a senior vice president and sector executive of the Consumer Products and Services Sector in 1977 and was elected a vice chairman and named an executive officer in 1979. Mr. Welch was elected chairman and named chief executive officer in 1981. He also serves as a director of Fiat SpA and NBC Internet, Inc.

--------------------------------------------------------------------------------

[PHOTO]

Robert C. Wright, 57, Vice Chairman of the Board and Executive Officer, General Electric Company, and President and Chief Executive Officer of National Broadcasting Company, Inc. Director since 2000.

Mr. Wright graduated from the College of the Holy Cross and the University of Virginia School of Law. He joined GE in 1969 as a staff lawyer, leaving in 1970 for a judicial clerkship. He rejoined GE in 1973 as a lawyer for GE Plastics, subsequently serving in several management leadership positions with that business. In 1980, he became president of Cox Cable Communications, and rejoined GE in 1983 as vice president of the Housewares and Audio businesses. In 1984, he became president and chief executive officer of General Electric Financial Services, and in 1986 was elected to his current position of president and chief executive officer of National Broadcasting Company, Inc. In 2000, he was also elected vice chairman of the Board and executive officer of GE.

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                                     ____

================================================================================
INFORMATION RELATING TO DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

The following table includes all GE stock-based holdings, as of February 9, 2001, of the Company's directors and five most highly compensated executive officers. This table indicates the alignment of the named individuals' financial interests with the interests of the Company's share owners because the value of their total GE holdings will increase or decrease in line with the price of GE's stock.

================================================================================

--------------------------------------------------------------------------------------------------------------
                             Common Stock and Total Stock-Based Holdings
--------------------------------------------------------------------------------------------------------------
     Name                      Stock/1/       Total/2/           Name                Stock/1/         Total/2/
James I. Cash, Jr.           40,954          85,594     Rochelle B. Lazarus          2,200           20,200
Silas S. Cathcart           751,342/3/      796,342     Scott G. McNealy            15,000           48,094
Dennis D. Dammerman       1,009,965       4,309,281     Gertrude G. Michelson      108,754/4/       331,000
Paolo Fresco              2,524,393       2,570,772     Sam Nunn                    48,000          103,958
Ann M. Fudge                  6,885          38,385     Roger S. Penske            105,000          157,535
Claudio X. Gonzalez         131,770         227,199     Frank H. T. Rhodes         138,377          251,592
Benjamin W. Heineman, Jr. 1,374,135       2,596,468     Andrew C. Sigler            88,954          133,954
Jeffrey R. Immelt           724,238       3,011,596     Douglas A. Warner III      146,554/5/       191,554
Andrea Jung                  20,915          62,908     John F. Welch, Jr.       9,630,169/6/    22,371,064
Kenneth G. Langone          304,639         340,756     Robert C. Wright         2,120,710        5,228,331

--------------------------------------------------------------------------------------------------------------
         Common stock holdings of all directors and executive officers as a group were 20,235,125 /7/
==============================================================================================================

Notes:

 /1/ This column lists voting securities, including restricted stock held by executive officers over which the officers have voting power but no investment power. Otherwise, each director or officer has sole voting and investment power over the shares reported, except as noted. This column includes 27,000 shares for Dr. Cash, 105,000 shares for Mr. Cathcart, 2,398,500 shares for Mr. Fresco, 4,500 shares for Ms. Fudge, 117,000 shares for Messrs. Gonzalez and Warner, 13,500 shares for Ms. Jung, 4,500 shares for Mr. Langone and Mr. McNealy, 99,000 shares for Mrs. Michelson, 45,000 shares for Mr. Nunn, 49,500 shares for Mr. Penske, 135,000 shares for Dr. Rhodes, and 63,000 shares for Mr. Sigler that may be acquired by them pursuant to stock options that are or will become exercisable within 60 days. It also includes 709,999 shares for Mr. Dammerman, 937,500 shares for Mr. Heineman, 579,000 shares for Mr. Immelt, 6,675,000 shares for Mr. Welch and 1,335,000 shares for Mr. Wright that may be acquired by them pursuant to stock options that are or will be exercisable within 60 days. No director or executive officer owns more than one-tenth of one percent of the total outstanding shares, nor do all directors and executive officers as a group own more than one percent of the total outstanding shares.

/2/ This column shows the individual's total GE stock-based holdings, including the voting securities shown in the "Stock" column (as described in note 1), plus non-voting interests, including, as appropriate, the individual's holdings of stock appreciation rights, restricted stock units, deferred compensation accounted for as units of GE stock, and stock options that will not become exercisable within 60 days.

/3/ Includes 32,640 shares over which Mr. Cathcart has shared voting and investment power.

/4/ Includes 7,800 shares over which Mrs. Michelson shares voting and investment power.

/5/ Includes 3,600 shares over which Mr. Warner has shared voting and investment power but as to which he disclaims any other beneficial interest.

/6/ Includes 429,600 shares over which Mr. Welch has shared voting and investment power but as to which he disclaims any other beneficial interest.

/7/ Includes 3,031,926 shares over which there are shared voting and investment powers.

                                      ____

 .  Board of Directors and Committees

The Board of Directors held ten meetings during 2000. The average attendance by directors at Board meetings, and Committee meetings they were scheduled to attend, was over 90%.

   Among the committees of the Board of Directors are a Nominating Committee, a Management Development and Compensation Committee, and an Audit Committee.

   Members of the Nominating Committee are Directors Sigler (Chairman), Cathcart, Jung, Michelson, Penske and Warner. This committee's responsibilities include the selection of potential candidates for director and the recommendation of candidates to the Board. It also makes recommendations to the Board concerning the structure and membership of the other Board Committees. The Nominating Committee held three meetings during 2000. This committee will consider share owner recommendations for director sent to the Nominating Committee, c/o Benjamin W. Heineman, Jr., Secretary, General Electric Company, Fairfield, CT 06431.

   Members of the Management Development and Compensation Committee are Directors Cathcart (Chairman), Gonzalez, Langone, Michelson, Nunn, Penske, Rhodes and Sigler. This committee has two primary responsibilities: (1) to monitor the Company's management resources, structure, succession planning, development and selection process as well as the performance of key executives; and (2) to review and approve executive compensation and changes. It also serves as the committee administering the GE 1990 Long-Term Incentive Plan and the Incentive Compensation Plan. This committee met eleven times during 2000.

   Members of the Audit Committee are Directors Michelson (Chairman), Cathcart, Fudge, Gonzalez, Penske, Rhodes, Sigler and Warner. This committee is primarily concerned with the effectiveness of the audits of GE by its internal audit staff and by the independent auditors. Its duties include: (1) recommending the selection of independent auditors; (2) reviewing the scope of the audit to be conducted by them, as well as the results of their audit; (3) reviewing the organization and scope of GE's internal system of audit and financial controls;
(4) appraising GE's financial reporting activities (including its Proxy Statement and Annual Report) and the accounting standards and principles followed; and (5) examining other reviews relating to compliance by employees with important GE policies and applicable laws. There were five meetings of the Audit Committee during 2000.

   Non-employee directors are paid an annual retainer of $75,000 plus a fee of $2,000 for each Board meeting and for each Board Committee meeting attended. Half of any portion of the annual retainer that a director has not elected to defer is paid in GE common stock. A director may make an irrevocable election each year to defer all or a portion of annual retainer and fees. At the director's option, his or her account is credited with units accounted for as GE common stock or the dollar amount of the deferral. Accounts are also credited with common stock dividend equivalents or interest equivalents based on the yield for


                                     ____
long-term U.S. government bonds. Participants will receive payments from their account in cash or GE stock, in either a lump sum or annual installments, after termination of Board service. Non-employee directors are also paid a travel allowance for attendance at Board meetings.

   Last year, the Board of Directors replaced the non-employee directors retirement program with a contingent stock unit award for directors who join the Board after the 2001 Annual Meeting. All non-employee directors elected to the Board at the 2001 Annual Meeting, who retire directly from the Board at age 65 or older after at least five years of service, will continue to be eligible to elect to receive: (1) an annual retirement benefit for the lives of the director and eligible surviving spouse in the amount of the retainer fee in effect at retirement; or (2) in lieu thereof, a life insurance benefit in the amount of $450,000. All non-employee directors who are initially elected to the Board after the 2001 Annual Meeting will receive a one-time contingent award of 5,000 GE stock units, to be accounted for as GE common stock including dividends, payable only if the director retires from the Board at age 65 or older and after at least five years of service on the Board. GE also provides each non-employee director with group life and accidental death insurance in the aggregate amount of $150,000. To assist in the promotion of its recently-introduced Bellataire(TM) diamonds, the Company also permits directors to obtain such diamonds at the Company's incremental cost, for the personal use of the director or his or her spouse. Any director obtaining a diamond would be personally responsible for paying income tax based upon the difference between the diamond's incremental cost and fair market value. The following directors purchased such items under the program at the prices indicated: Mr. Cathcart ($25,565), Dr. Cash ($90,887), Mr. Dammerman ($106,824), Mr. Fresco ($173,258),
Ms. Fudge ($92,190), Mr. Langone ($409,980) and Mr. McNealy ($76,891). The non-employee directors are not eligible to participate in GE's Incentive Compensation Plan, employee stock option plans or in any pension plans of GE or its subsidiaries.

   It is the Board's policy that directors should not stand for re-election after their 73rd birthday. The Board has temporarily waived that policy to permit increased leadership continuity for the Company during the CEO transition process, and at Mr. Welch's request, Mr. Cathcart, Mrs. Michelson and Dr. Rhodes have agreed to serve one additional term to assist in that transition.

   GE has provided liability insurance for its directors and officers since 1968. Zurich Insurance Company and Executive Risk Speciality Insurance Company are the principal underwriters of the current coverage, which extends until June 11, 2002. The annual cost of this coverage is approximately $5.8 million.

   As part of the Company's overall support for charitable institutions, and in order to preserve its ability to attract directors with outstanding experience and ability, the Company maintains a plan which permits each director to recommend up to five charitable organizations that would share in a $1 million contribution to be made by the Company upon the director's retirement or death. The directors will not receive any financial benefit from this program
                                     ____
since the charitable deductions accrue solely to the Company. The overall program will not result in a material cost to the Company.

   To further align the non-employee directors' interests with the long-term interests of the share owners, the share owners approved the 1996 Stock Option Plan for Non-Employee Directors, which automatically provides yearly grants of options from 1997 through 2003 (with each grant becoming exercisable in four equal annual installments) to each non-employee director who is serving on the Board at the time of such grant. Each annual grant permits the holder to purchase from GE up to 18,000 shares of GE's common stock at the fair market value of such shares on the date the option was granted. Under the terms of the Plan, grants were made on January 31, 2000, at an exercise price of $44.50 per share, and on January 31, 2001, at an exercise price of $46.00 per share, and annual grants will be made on the last day of trading of GE stock in each January hereafter through the year 2003. The options expire ten years after the date they were granted or at such earlier date as may be provided by the Plan provisions upon retirement, disability, death or other termination of service. The Plan is administered by a committee of employee directors, none of whom is eligible to receive awards under the Plan.

   The directors who were serving on the board in 1991 and certain officers are defendants in a civil suit purportedly brought on behalf of the Company as a share owner derivative action (the McNeil action) in New York State Supreme Court, New York County, in 1991. The suit alleges the Company was negligent and engaged in fraud in connection with the design and construction of containment systems for nuclear power plants and contends that, as a result, GE has incurred significant financial liabilities and is potentially exposed to additional liabilities from claims brought by the Company's customers. The suit alleges breach of fiduciary duty by the directors and seeks unspecified compensatory damages and other relief. The Company and the defendants believe these claims are without merit and are defending the suit.

 .  Certain Transactions

Mr. Penske has an indirect financial interest in Penske Truck Leasing Co., L.P., a limited partnership formed in 1988 between a subsidiary of Penske Corporation and a subsidiary of GE Capital Corporation (GE Capital) in order to operate a truck leasing and rental business. In connection with a 1996 restructuring that increased GE Capital's interest in the partnership from 50% to 79%, the Penske Corporation subsidiary will receive annual payments, declining from $11.3 million to $9.3 million over a ten-year period, with the majority of such payments contingent upon the partnership achieving certain revenue thresholds. GE Capital has also extended acquisition and working capital loans and guarantees to the partnership, which totaled about $3.6 billion at the end of 2000, all on terms substantially equivalent to those extended to similar affiliates and joint ventures. Mr. Penske also has a direct financial interest in and controls Penske Capital Partners, LLC, which in 1997 entered into an investment agree-

                                     ____
ment with GE Capital's Equity Capital Group and other investors. The agreement permitted GE Capital to invest up to $100 million of equity in transactions involving selected transportation-related companies in return for its agreement to pay Penske Capital Partners an annual fee of up to $1.5 million for evaluating and, as appropriate, managing such investments. GE Capital also agreed that, after it recovered its investments and received a preferred return on any such investments, Penske Capital Partners would then receive a 20% interest in the remaining profits from the GE Capital investments.

   GE has, for a number of years, used the services of the law firm of King & Spalding, in which Mr. Nunn is a partner, for a variety of matters. Also, GE and its subsidiaries have obtained investment banking and other financial services from J.P. Morgan Chase & Co., of which Mr. Warner is Chairman of the Board, and from certain of its subsidiaries and predecessors. Similarly, GE has obtained brokerage services and GE and its subsidiaries have participated in investments with Invemed Associates, LLC, of which Mr. Langone is Chairman, President and Chief Executive Officer and in which he holds a controlling ownership interest. For several years, GE and its subsidiaries have purchased computer equipment and related services from Sun Microsystems, Inc. In 2000, GE Capital's Information Technology Solutions business, a Sun distributor and value-added reseller, purchased over $2.9 billion of Sun products and services for resale. GE Capital also has a five-year global vendor financing agreement with Sun under which GE Capital offers to provide loan and lease financing to Sun's customers. Mr. McNealy is Chairman of the Board and Chief Executive Officer of Sun. GE and its subsidiaries also have purchase, lease, finance, insurance and other transactions and relationships in the normal course of business with companies and organizations with which GE directors are associated, but which are not sufficiently significant to be reportable. Management believes that all of these transactions and relationships during 2000 were on terms that were reasonable and competitive. Additional transactions and relationships of this nature may be expected to take place in the ordinary course of business in the future.

================================================================================
COMPENSATION COMMITTEE REPORT

 .   Compensation Policies for Executive Officers

The Management Development and Compensation Committee of the Board of Directors (the Committee), consisting entirely of non-employee directors, approves all of the policies under which compensation is paid or awarded to the Company's executive officers. The Company's basic compensation program for executive officers currently consists of the following elements: annual payments of salary and bonuses; annual grants of stock options; and periodic grants of restricted stock units (RSUs) and other contingent long-term financial performance awards. As described more fully below, each element of the Company's executive compensation program has a somewhat different purpose. All stock

                                     ____
option, RSU and contingent long-term financial performance awards are made under the share owner-approved GE 1990 Long-Term Incentive Plan (the Plan), which limits total average annual awards to less than 1% of issued shares. In 1997, the share owners approved the material terms of performance goals to be set by the Committee for payments of bonuses, RSUs and long-term performance awards to the Company's executive officers, and approved an amendment to the Plan to establish a limit on the number of stock options that may be awarded to any individual, so that the Company could continue to obtain tax deductions for the full amount of such payments and awards under pertinent tax law.

   As in prior years, and in accordance with the material terms of the performance goals approved by the share owners, all of the Committee's judgments during 2000 regarding the appropriate form and level of executive compensation payments and incentive awards were ultimately based upon the Committee's assessment of the Company's executive officers' embodiment of the "4-Es" of GE leadership -- the personal energy to welcome and deal with the speed of change; the ability to create an atmosphere that energizes others; the edge to make difficult decisions; and the ability to consistently execute. The Committee's determinations were also guided by the increasingly competitive demand for superior executive talent, the Company's overall performance, and GE's future objectives and challenges. The Committee did not rely solely upon a guideline or formula based on any particular performance measure or single event in 2000. Key factors affecting the Committee's judgments included: strong increases in earnings and productivity; aggressive Six Sigma quality programs to provide customer value in all the Company's product and service offerings; rapid development and implementation of initiatives to expand e-Business opportunities; increased revenues generated outside the United States and further improvements in the Company's global competitive position; accelerated growth of the Company's product service offerings; unyielding integrity, and leadership in ensuring compliance with applicable law and Company ethics policies; and continuation of productivity, asset utilization and employee involvement initiatives that, among other things, provided improved cash flow and increased return on share owner equity. The Committee also considered the compensation practices and performances of other major corporations that are most likely to compete with the Company for the services of executive officers. Based upon all factors it deemed relevant, including those noted above and the Company's superior overall long-term performance, the Committee considered it appropriate, and in the best interest of the share owners, to set the overall level of the Company's salary, bonus and other incentive compensation awards above the average of companies in the comparison group in order to enable the Company to continue to attract, retain and motivate the highest level of executive talent possible.

   Salary payments in 2000 were made to compensate ongoing performance throughout the year. Bonuses for 2000 were based upon the Committee's determination that the Company's 2000 financial results had exceeded the performance goals previously established by the Committee and upon its judgment

                                     _____
regarding the significance of each executive officer's contributions during 2000. The number of stock options granted to the Company's five most highly compensated executive officers, and the hypothetical potential value of the awards, are shown in the table on page 27. Each stock option permits the holder, generally for a period of ten years, to purchase one share of GE stock from the Company at the market price of GE stock on the date of grant. Stock options for executive officers normally become exercisable in two installments, the first half after three years and the other half after five years from the date of grant.The number of RSUs awarded to the five most highly compensated executive officers last year, and their market value on the date granted, are shown in the table on page 23. In most cases, the restrictions on 25% of RSUs lapse three years after grant, an additional 25% lapse in seven years and the remaining 50% lapse at retirement. Stock options and RSUs provide strong incentives for continued superior performance because, under the terms of these awards, unexercised stock options and RSUs for which restrictions have not lapsed are forfeited if the executive officer is terminated by the Company for performance or voluntarily leaves the Company before retirement. The Committee also granted long-term contingent financial performance incentive awards to key executives for the 2000-2002 period to provide a continued emphasis on specified financial performance goals which the Committee considers to be important contributors to long-term share owner value. The new awards, which were more fully described in last year's Proxy Statement, will be subject to forfeiture if the executive's employment terminates for any reason other than disability, death or retirement before December 31, 2002.

   The Committee's decisions concerning the specific 2000 compensation elements for individual executive officers, including the Chief Executive Officer, were made within this broad framework and in light of each executive officer's level of responsibility, performance, current salary, prior-year bonus and other compensation awards. As noted above, in all cases the Committee's specific decisions involving 2000 executive officer compensation were ultimately based upon the Committee's judgment about the individual executive officer's performance and potential future contributions, and about whether each particular payment or award would provide an appropriate reward and incentive for the executive to sustain and enhance the Company's long-term superior performance.

 .   Basis for Chief Executive Officer Compensation

For 2000, Mr. Welch earned $16,700,000 in salary and bonus, as shown in the Summary Compensation Table on page 22. The Committee considered this level of payment appropriate in view of Mr. Welch's leadership of one of the world's most respected and successful companies. In 2000, the Committee also granted Mr. Welch 3,000,000 stock options, which will become exercisable on or after his retirement, and 850,000 RSUs for which the restrictions lapse on April 30, 2001. The primary basis for the Committee's determination to grant such stock options and RSUs to Mr. Welch in 2000 was to recognize his 20 years of

                                      ____
outstanding service as CEO and his role in developing and implementing plans and initiatives designed to increase the value of the Company during the remainder of his employment and following his retirement. Last year, the Committee also approved the Company's payment of annual premiums for a new split-dollar life insurance policy for Mr. Welch, all of which will be repaid to the Company from the policy. As reported in the last four Proxy Statements, the Board of Directors entered into an employment contract with Mr. Welch in 1996, which required him to serve as the Chairman and Chief Executive Officer of the Company until at least December 31, 2000, at the pleasure of the Board of Directors on terms no less favorable than his then current conditions of employment. In addition, after his retirement, the contract requires Mr. Welch, when requested by the Company's then current Chief Executive Officer, to be available for up to 30 days a year for the remainder of his lifetime to provide consulting services or to participate in external events or activities on behalf of the Company. In return for these commitments by Mr. Welch, the Board agreed to pay him, during the term of the consulting agreement, a daily consulting fee for the days he renders services based on his daily salary rate in the year prior to his retirement, the first five days of which will be paid in advance through an annual retainer, and to provide him continued lifetime access to Company facilities and services comparable to those which are currently made available to him by the Company.

   The specific bases for the Committee's determinations regarding Mr. Welch's compensation in 2000 included his aggressive leadership, which drove the Company's outstanding financial results and improved its overall global competitive position; his determination to confront the challenges and seize the opportunities presented by e-Business and digital technology, and to achieve preeminent customer-focused Six Sigma quality in all of the Company's products and services; his drive to reinforce a culture of integrity, compliance, diversity, stretch targets, boundaryless behavior and employee involvement throughout the Company; and his firm commitment to create a leadership team that will continue the Company's success well into the 21st century. As in prior years, the key judgment the Committee made in determining Mr. Welch's 2000 compensation was its assessment of his ability and dedication to continue increasing the long-term value of the Company for the share owners by providing the leadership and vision that he has provided throughout his twenty-year tenure as Chairman and Chief Executive Officer, during which GE's market value had increased by more than $460,000,000,000 at the end of 2000. This performance is further highlighted by the performance graph on page 25, which covers Mr. Welch's tenure as CEO and compares GE stock performance with the stock performance of other companies, as measured by broad market indices.

 .  Broad-Based Employee Stock Option Program

Over 30,000 employees below the executive officer level have been awarded one or more stock option grants under a broad-based stock option program initiated

                                     ____
in 1989. This program is an increasingly vital element of the Company's drive to identify, develop and motivate the high-potential leaders who will sustain GE's outstanding performance far into the 21st century. It also reinforces in the Company the entrepreneurial environment and spirit of a small company by providing real incentives for these employees to sustain and enhance GE's long-term performance. The Committee believes that the superior performance of these individuals will contribute significantly to the Company's future success.

 .  Compensation Committee Interlocks and Insider Participation

The Management Development and Compensation Committee is composed of the following non-employee directors: Silas S. Cathcart (Chairman), Claudio X. Gonzalez, Kenneth G. Langone, Gertrude G. Michelson, Sam Nunn, Roger S. Penske, Frank H. T. Rhodes and Andrew C. Sigler. Mr. Cathcart was reappointed to the Committee in 1992 and became Chairman in 1993. He served as a member of the Committee from 1977 to 1987 and as a director of GE since 1972, except for the period during 1987 to 1989 when he served as Chairman and CEO of Kidder, Peabody Group Inc., a former operating subsidiary of the Company.

                                      *****

   The foregoing report on executive compensation is provided by the following non-employee directors, who constituted the Management Development and Compensation Committee during 2000:

   Silas S. Cathcart (Chairman)           Sam Nunn
   Claudio X. Gonzalez                    Roger S. Penske
   Kenneth G. Langone                     Frank H. T. Rhodes
   Gertrude G. Michelson                  Andrew C. Sigler

                                     ____

================================================================================
SUMMARY COMPENSATION TABLE

                              Annual Compensation
--------------------------------------------------------------------------------

Name and                                                                                    Other Annual          Total Annual
Principal Position                      Year         Salary               Bonus            Compensation/1/        Compensation
-------------------------------------------------------------------------------------------------------------------------------
John F. Welch, Jr.                      2000      $   4,000,000       $  12,700,000          $    54,019          $  16,754,019
Chairman of the Board and               1999          3,325,000          10,000,000                    -             13,325,000
Chief Executive Officer                 1998          2,800,000           7,200,000              104,944             10,104,944

Dennis D. Dammerman                     2000      $   1,733,333       $   3,500,000          $         -         $    5,233,333
Vice Chairman of the Board              1999          1,400,000           2,800,000                    -              4,200,000
and Executive Officer                   1998          1,100,000           2,000,000                    -              3,100,000

Robert C. Wright                        2000      $   1,766,667       $   3,100,000          $   153,991         $    5,020,658
Vice Chairman of the Board              1999          1,495,833           2,500,000              105,463              4,101,296
and Executive Officer                   1998          1,350,000           2,000,000              100,587              3,450,587

Jeffrey R. Immelt                       2000      $   1,000,000       $   2,500,000          $   103,340         $    3,603,340
President and                           1999            616,667           1,200,000              121,124              1,937,791
Chairman-Elect                          1998            533,333             850,000               91,887              1,475,220

Benjamin W. Heineman, Jr.               2000      $   1,175,000       $   1,900,000          $    69,937          $   3,144,937
Senior Vice President,                  1999          1,050,000           1,560,000               97,036              2,707,036
General Counsel and Secretary           1998            983,333           1,300,000              121,956              2,405,289
-------------------------------------------------------------------------------------------------------------------------------


Notes:

/1/ This column includes the aggregate incremental cost to the Company of providing various perquisites and personal benefits in 2000 in excess of reporting thresholds, including financial counseling in 2000 for Mr. Welch ($33,920), Mr. Wright ($63,990) and Mr. Heineman ($22,860), and for Mr. Wright in 1998 ($26,820), and the use of a car for Mr. Welch in 2000 ($18,796). It also includes personal use of Company aircraft for Mr. Immelt in 2000 ($70,854), 1999 ($86,998) and 1998 ($61,014), for Mr. Wright in 2000 ($68,494), 1999 ($41,644)
and 1998 ($60,048) and for Mr. Heineman in 2000 ($31,950).
/2/ This column shows the market value of restricted stock unit (RSU) awards on date of grant. The Committee periodically grants restricted stock or RSUs to executives of the Company. The aggregate holdings and market value of restricted stock and RSUs held on December 31, 2000, by the individuals listed in this table, are: Mr. Welch, 4,814,017 shares or units/$230,771,940; Mr. Dammerman, 1,395,370 shares or units/$66,890,549; Mr. Wright, 1,515,383 shares or units/$72,643,673; Mr. Immelt, 814,638 shares or units/ $39,051,709; and Mr.
Heineman, 680,773 shares or units/$32,634,556. The restrictions on these shares and units lapse on a scheduled basis over the executive officer's career, or upon death, with the restrictions on 25% of the units generally scheduled to lapse three and seven years after the date of grant, and the restrictions on the remaining 50% scheduled to lapse at retirement. Regular quarterly dividends or dividend equivalents are paid on restricted stock and RSUs held by these individuals.

                                    ______

================================================================================

                    Long-Term
                  Compensation                                                    All  Other Compensation
---------------------------------------------------------------------------------------------------------------------------------
           Awards                      Payouts            Payments
           ------                      -------
                                                          Relating to         Earnings on         Value of
                    Number                                Employee            Deferred            Supplemental
Restricted          of Stock           LTIP               Savings             Compen-             Life Insurance
Stock Units2        Options            Payouts/3/         Plan /4/            sation /5/          Premiums /6/          Total
---------------------------------------------------------------------------------------------------------------------------------
$ 48,715,625        3,000,000                     -       $   315,050         $   974,005         $  1,269,064       $  2,558,119
           -        1,875,000          $ 31,325,000           242,350             746,383               51,050          1,039,783
  27,018,750        1,500,000                     -           194,300             556,336               80,881            831,517

$ 13,093,750          550,000                     -       $   109,650         $   107,696         $     26,444       $    243,790
           -          600,000          $  8,522,135            84,000              68,696               28,007            180,703
  6,754,688           390,000                     -            61,250              47,723               32,252            141,225

$ 10,475,000          400,000                     -       $    61,850         $   149,649         $     28,698       $    240,197
           -          450,000          $ 10,258,333            52,400             103,573               48,035            204,008
   6,754,688          375,000                     -            77,000             116,812               54,907            248,719

$ 15,000,000          550,000                     -       $    56,000         $    18,168         $     39,340       $    113,508
           -          375,000          $  4,233,333            36,500              13,152               25,075             74,727
   6,754,688          270,000                     -            29,200              11,677               27,435             68,313

$  2,095,000          150,000                     -       $    68,425         $    90,165         $     22,462       $    181,052
           -          180,000          $  3,823,913            59,550              63,766               30,917            154,233
   2,251,563          180,000                     -            53,625              50,769               36,292            140,686
---------------------------------------------------------------------------------------------------------------------------------

/3/ These amounts represent the dollar value of payouts pursuant to the long-term financial performance incentive awards granted in 1997. Half of the amounts were paid in RSUs which are subject to forfeiture if the named executive terminates employment within three years following payment for any reason other than disability, death or retirement.
/4/ These amounts represent Company payments of 3.5% of eligible pay made in connection with the Company's Savings and Security Program.
/5/ This compensation represents the difference between market interest rates determined pursuant to SEC rules and the 10% to 14% interest contingently credited by the Company on salary deferred by the executive officers under various salary deferral plans in effect between 1987 and 2000. Under all such plans, the executive officers generally must remain employed by the Company for at least four years following the deferrals, or retire after the full year of deferral, in order to obtain the stated interest rate.
/6/ This column includes the estimated dollar value of the Company's portion of insurance premium payments for supplemental split-dollar life insurance provided to Company officers. GE will recover all split-dollar premiums paid by it from the policies. The estimated value is calculated, in accordance with SEC rules, as if the 2000 premiums were advanced to the executive officers without interest until the time the Company expects to recover its premium payments.

                                    ______

================================================================================
FIVE-YEAR PERFORMANCE GRAPH: 1996 - 2000

Comparison of Five-Year Cumulative Total Return Among
GE, S&P 500 and Dow Jones Industrial Average (DJIA)

The annual changes for the five- and nineteen-year periods shown in the graphs on this and the opposite page are based on the assumption that $100 had been invested in GE stock and each index on December 31, 1995 (as required by SEC rules) and December 31, 1980, respectively, and that all quarterly dividends were reinvested at the average of the closing stock prices at the beginning and end of the quarter. The total cumulative dollar returns shown on the logarithmic scale of the graphs represent the value that such investments would have had on December 31 of each subsequent year.

--------------------------------------------------------------------------------

                                    [GRAPH]

  31-Dec         GE         DJIA      S&P 500
   1995         100         100         100
   1996         140         129         123
   1997         212         161         164
   1998         299         190         211
   1999         460         242         255
   2000         432         231         232

================================================================================
TWENTY-YEAR PERFORMANCE GRAPH: 1981 - 2000

Comparison of Twenty-Year Cumulative Total Return Among GE, S&P 500 and Dow Jones Industrial Average (DJIA)

The graph below shows the cumulative total return to GE share owners since December 31, 1980, shortly before Mr. Welch became Chairman and Chief Executive Officer in April 1981, compared with the same indices shown on the five-year graph, thus illustrating the relative performance of the Company during his tenure in that position. As with the five-year graph, this comparison assumes that $100 was invested in GE and each index at the start of the period and that all dividends were reinvested. The total cumulative dollar returns shown represent the value that such investments would have had on December of each subsequent year.

--------------------------------------------------------------------------------

                                    [GRAPH]

       31-Dec               GE         DJIA      S&P 500
        1980               100         100         100
        1981                99          96          95
        1982               171         123         116
        1983               219         155         142
        1984               220         157         150
        1985               293         209         198
        1986               357         266         235
        1987               375         281         248
        1988               394         326         289
        1989               586         432         380
        1990               538         430         368
        1991               739         534         480
        1992               851         573         517
        1993             1,073         671         569
        1994             1,076         705         576
        1995             1,563         965         793
        1996             2,194       1,245         975
        1997             3,315       1,555       1,301
        1998             4,676       1,837       1,672
        1999             7,185       2,339       2,024
        2000             6,749       2,229       1,839

================================================================================

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

As discussed in the Compensation Committee Report beginning on page 17, stock options were granted in 2000 as an incentive for future superior performance leading to increased share owner value. Each stock option permits the holder, generally for a period of ten years, to purchase one share of GE stock from the Company at the market price of GE stock on the date of grant. The relationship between the potential gains in share owner value and the stock options granted to employees in 2000 is illustrated in the examples set forth in the first table on the opposite page.

   That table shows, among other data, hypothetical potential gains from stock options granted in 2000 and the corresponding hypothetical potential gains in total share owner value. These hypothetical gains are based entirely on assumed annual growth rates of 5% and 10% in the value of the Company's stock price over the ten-year life of the stock options granted in 2000 (which would equal a total increase in stock price of 63% and 159%, respectively). These assumed rates of growth were selected by the Securities and Exchange Commission for illustration purposes only and are not intended to predict future stock prices, which will depend upon market conditions and the Company's future performance and prospects.

   The stock options granted to Mr. Welch in 2000, for example, would produce the pre-tax gain of $274,024,094 shown in the first table only if the Company's stock price rises to more than $148 per share before Mr. Welch exercises the stock options. Based on the number of shares of GE stock outstanding at the end of 2000, such an increase in the Company's stock price would produce a corresponding aggregate pre-tax gain of more than $905,000,000,000 for the Company's share owners. In other words, Mr. Welch's potential gain from stock options granted in 2000 would equal about three-hundredths of one percent (i.e., 0.03%) of the potential gain to all share owners resulting from the assumed future stock price increases.

   The second table on the opposite page provides information on previously granted Stock Appreciation Rights (SARs) and stock options exercised by the five most highly compensated executive officers during 2000, as well as information on their SAR and stock option holdings at the end of 2000. In 1996, the Committee changed its practice and began granting stock options instead of SARs to executive officers and also replaced all outstanding SARs that had not become exercisable in 1996 with stock options. The replacement stock options have grant prices, forfeiture provisions, and vesting and expiration dates identical to the SARs they replaced in order to provide the same incentive values as the original SARs without increasing the economic benefit to any executive officer. As shown in the table, Mr. Welch received an actual pre-tax gain of $57,112,560 from SARs exercised in 2000. This gain was based solely upon increases in GE's stock price between the date these SARs were granted and the date they were exercised. SARs expire ten years after the date of grant and per-

                                    ______

================================================================================
STOCK OPTIONS GRANTED IN 2000


                                                                                          Potential Realizable Value
                                                                                          at Assumed Annual Rates of
                                                                                           Stock Price Appreciation
                           Individual Grants                                               for Ten-Year Grant Term
------------------------------------------------------------------------------------------------------------------------------------
                                          %  of
                                          Total
                             Number       Options    Exercise              At 0%           At 5%                    At 10%
                             of           Granted    or Base     Expira-   Annual          Annual                   Annual
Name of                      Options      to All     Price       tion      Growth          Growth                   Growth
Executive/Group              Granted      Employees  Per Share   Date      Rate            Rate                     Rate

------------------------------------------------------------------------------------------------------------------------------------
John F. Welch, Jr.           3,000,000     6.5%      $ 57.3125   9/22/10     0       $     108,130,570        $     274,024,094

Dennis D. Dammerman            550,000     1.2%      $ 57.3125   9/22/10     0       $      19,823,938        $      50,237,751

Robert C. Wright               400,000     0.9%      $ 57.3125   9/22/10     0       $      14,417,409        $      36,536,546

Jeffrey R. Immelt              350,000     0.8%      $ 57.3125   9/22/10     0       $      12,615,233        $      31,969,478
                               200,000     0.4%      $ 49.3750  11/24/10             $       6,210,334        $      15,738,207

Benjamin W. Heineman, Jr.      150,000     0.3%      $ 57.3125   9/22/10     0       $       5,406,528        $     134,701,205

-------------------------
All Share Owners                  NA        NA           NA         NA       0       $ 357,552,202,000/(2)/   $ 905,103,670,000/(2)/
All Optionees -             45,876,175     100%      $  47.861     /(1)/     0       $   1,380,851,110        $   3,499,347,826
   % of Total                     NA        NA           NA         NA      N/A                    0.4%                     0.4%
   Share Owners' Value
------------------------------------------------------------------------------------------------------------------------------------

/1/ Options expire on various dates during the year 2010. Exercise price shown is an average of all grants.
/2/ Based on the number of shares outstanding at December 31, 2000.

================================================================================

AGGREGATED SARs/STOCK OPTIONS EXERCISED IN 2000, AND DECEMBER 31, 2000 SAR/OPTION VALUE

        Exercised  in 2000                         Unexercised at December 31, 2000
--------------------------------------------------------------------------------------------------------------
                             Number                  Number of SARs/Options     Value of SARs/Options/1/
                                                     ----------------------     ---------------------
 Name of                     of SARs/    $ Value                    Unexer-                     Unexer-
 Executive                   Options     Realized     Exercisable   cisable      Exercisable    cisable
--------------------------------------------------------------------------------------------------------------
John F. Welch, Jr.           1,200,000   $57,112,560   6,675,000    7,010,000    $244,514,313   $  97,003,749

Dennis D. Dammerman            189,999   $ 8,404,766   1,069,998    1,967,500    $ 37,587,565   $  26,246,182

Robert C. Wright               270,000   $12,337,083   1,335,000    1,660,000    $ 47,650,038   $  24,886,015

Jeffrey R. Immelt              139,000   $ 6,437,402     410,000    1,366,000    $ 26,076,135   $  13,905,551

Benjamin W. Heineman, Jr.            0   $         0     937,500      727,500    $ 34,512,379   $  11,967,379

--------------------------------------------------------------------------------------------------------------

/1/ SAR and option values are based upon the difference between the grant prices of all SARs and options awarded in 2000 and prior years and the December 29, 2000, closing price for the Company's stock of $47.9375 per share.

                                    ______
mit the executive officer to receive an amount of cash, before tax, equal to the difference between the grant price of the SAR (which is equal to the closing price of the Company's common stock on the date of grant) and the highest closing price of the Company's common stock during a ten-business-day period, beginning on the third business day following the public release of the Company's quarterly summary statement of sales and earnings in which the SAR is exercised.

================================================================================
RETIREMENT BENEFITS

Employees are generally eligible to retire with unreduced benefits under Company retirement plans at age 60 or later, and with social security benefits at age 62 or later. The approximate annual retirement benefits provided under Company retirement plans and social security for GE employees in higher salary classifications retiring directly from the Company at age 62 or later are shown in the table below.

  Estimated Total Annual Retirement Benefits Under the GE Pension Plan, the GE
    Supplementary Pension Plan, the GE Excess Benefit Plan and Social Security

Earnings credited for                       Years of service at retirement
                           ---------------------------------------------------------------
retirement benefits        20           25           30           35            40
------------------------------------------------------------------------------------------
 $ 2,000,000        $   710,800  $   884,720  $   1,058,640  $ 1,200,000 $   1,200,000
   3,000,000          1,060,800    1,322,220      1,583,640    1,800,000     1,800,000
   4,000,000          1,410,800    1,759,720      2,108,640    2,400,000     2,400,000
   5,000,000          1,760,800    2,197,220      2,633,640    3,000,000     3,000,000
   6,000,000          2,110,800    2,634,720      3,158,640    3,600,000     3,600,000
   8,000,000          2,810,800    3,509,720      4,208,640    4,800,000     4,800,000
  10,000,000          3,510,800    4,384,720      5,258,640    6,000,000     6,000,000
  12,000,000          4,210,800    5,259,720      6,308,640    7,200,000     7,200,000
  14,000,000          4,910,800    6,134,720      7,358,640    8,400,000     8,400,000
  16,000,000          5,610,800    7,009,720      8,408,640    9,600,000     9,600,000
  18,000,000          6,310,800    7,884,720      9,458,640   10,800,000    10,800,000

Note: The amounts shown above are applicable to employees retiring in 2001 at age 62.

--------------------------------------------------------------------------------
  Amounts shown as "earnings credited for retirement benefits" in this table represent the average annual covered compensation paid for the highest 36 consecutive months out of the last 120 months prior to retirement. For 2000, covered compensation for the individuals named in the table on page 22 is the same as the total of their salary and bonus amounts shown in that table. As of February 9, 2001, the GE executive officers listed had the following years of credited service with the Company: Mr. Welch, 40 years; Mr. Dammerman, 33 years; Mr. Wright, 32 years; Mr. Immelt, 18 years; and Mr. Heineman, 13 years. The approximate annual retirement benefits provided under Company retirement plans are payable in fixed monthly payments for life, with a guaranteed minimum term of five years.

                                    ______

================================================================================
INDEPENDENT AUDITORS FEES

In addition to retaining KPMG LLP to audit the consolidated financial statements for 2000, the Company and its affiliates retained KPMG, as well as other accounting and consulting firms, to provide various consulting services in 2000, and expect to continue to do so in the future. The aggregate fees billed for professional services by KPMG in 2000 for these various services were:

 .    Audit Fees: $23.9 million for services rendered for the annual audit of the
     Company's consolidated financial statements for 2000 and the quarterly reviews of the financial statements included in the Company's Forms 10-Q;

 .    Financial Information Systems Design and Implementation Fees: $11.5 million for services rendered in connection with the design or implementation of hardware or software systems that aggregate source data underlying the financial statements or generate information that is significant to the financial statements taken as a whole; and

 .    All Other Fees: $13.8 million for tax services; $15.5 million for non-
     financial statement audit services such as due diligence procedures associated with mergers and acquisitions; and $38.9 million for all other services consisting primarily of information technology consulting and assistance for systems not associated with the financial statements.

Although the Company expects to continue to retain KPMG and other firms to assist in the design and implementation of its financial information systems, GE managers make all management decisions with respect to such systems, and are responsible for evaluating the adequacy of such systems and for establishing and maintaining the Company's system of internal accounting controls.


================================================================================
AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors (the Committee) is comprised of the eight directors named below. Each member of the Committee is an independent director as defined by New York Stock Exchange rules. The Committee has adopted a written charter which has been approved by the Board of Directors, and which is set forth in Appendix A of this Proxy Statement. The Committee has reviewed and discussed the Company's audited financial statements with management, which has primary responsibility for the financial statements. KPMG LLP, the Company's independent auditor for 2000, is responsible for expressing an opinion on the conformity of the Company's audited financial statements with generally accepted accounting principles. The Committee has discussed with KPMG the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees). KPMG has provided to the Committee the written disclosures and the letter required by Independence Standards


                                     ____

Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with KPMG that firm's independence. The Committee also considered whether KPMG's provision of non-audit services, including financial information systems design and implementation services, to GE and its affiliates is compatible with KPMG's independence.

     Based on the considerations referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for 2000 and that KPMG be appointed independent auditors for the Company for 2001. The foregoing report is provided by the following independent directors, who constitute the Audit Committee:

     Gertrude G. Michelson (Chairman)             Roger S. Penske
     Silas S. Cathcart                            Frank H.T. Rhodes
     Ann M. Fudge                                 Andrew C. Sigler
     Claudio X. Gonzalez                          Douglas A. Warner III


================================================================================
 .    APPOINTMENT OF INDEPENDENT AUDITORS

KPMG LLP have been recommended by the Audit Committee of the Board for reappointment as the Independent Auditors for the Company. KPMG LLP were the Independent Auditors for the Company for the year ended December 31, 2000. The Firm is a member of the SEC Practice Section of the American Institute of Certified Public Accountants. Subject to share owner approval, the Board of Directors has appointed this Firm as the Company's Independent Auditors for the year 2001.

     Representatives of the Firm are expected to attend the 2001 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate share owner questions.

Your Board of Directors recommends a vote FOR the following proposal:

Resolved that the appointment by the Board of Directors of the Firm of KPMG LLP, Stamford Square, Stamford, Connecticut, as Independent Auditors for the Company for the year 2001 is hereby approved.


                                     ____

================================================================================
SHARE OWNER PROPOSALS

Some of the following share owner proposals contain assertions about GE that, in the judgment of the Board, are incorrect. Rather than refuting all these inaccuracies, however, your Board has recommended a vote against these proposals for broader policy reasons as set forth following each proposal. Share holdings of the various share owner proponents and, where applicable, names and addresses of filers and co-filers, will be supplied upon oral or written request to GE.

 .    Share Owner Proposal No. 1

Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, has notified GE that she intends to present the following proposal at this year's meeting:

     "Resolved: That the stockholders of General Electric, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

     "Reasons: Many states have mandatory cumulative voting, so do National Banks. In addition, many corporations have adopted cumulative voting. Last year the owners of 469,832,858 shares, representing approximately 22.4% of shares voting, voted FOR this proposal.

     "If you agree, please mark your proxy FOR this resolution."

Your Board of Directors recommends a vote AGAINST this proposal.

     Like most major corporations, GE provides that each share of common stock shall be entitled to one vote for each nominee for director. This procedure ensures that each director is elected by share owners representing a majority of all shares voted. It has served the Company well. The proposal would alter this procedure in a way that could permit share owners representing less than a majority of all shares to elect a director. Because each director oversees the management of the Company for the benefit of all share owners, your Board believes that changing the current voting procedure would not be in the best interests of all share owners and therefore recommends a vote against the proposal.

 .    Share Owner Proposal No. 2

The Missionary Oblates of Mary Immaculate, 391 Michigan Avenue, N.E., Washington, D.C. 20017-9444, and other filers have notified GE that they intend to submit the following proposal at this year's meeting:

     "Whereas, our company, as a global corporation, faces numerous complex problems which also affect our interests as shareholders. The international context within which our company operates is becoming increasingly diverse as we enter the new millennium.

                                     ____

     "A 'Millennium Poll on Corporate Social Responsibility' interviewed over 25,000 citizens in 23 countries and found that two in three citizens want companies to go beyond their historical role of making a profit, paying taxes, employing people and obeying all laws; they want companies to contribute to broader societal goals as well. (Environics International Ltd., October 1999)

     "Companies face important concerns arising from diverse cultures and political and economic contexts. These concerns require management to address issues that include human rights, workers' right to organize and bargain collectively, non-discrimination in the workplace and sustainable community development. Companies must find effective ways to eliminate the use of child labor, forced labor, bribery and harmful environmental practices.

     "Our company recently issued its revised global code, `Integrity: the Spirit and The Letter of Our Commitment.' While the code includes issues related to employment practices, it fails to reference internationally recognized core labor standards of the International Labor Organization, a tripartite body founded in 1919 and made up of representatives of business, government and labor. It is essential for a global company to include international labor and human rights standards as principles guiding its policies and behavior.

     "Companies should be in a position to assure shareholders that its employees are treated fairly and paid a sustainable living wage wherever they work in the global economy. We believe that General Electric should strengthen its code by including mechanisms to make sure its suppliers comply with our company's standards. One important element of ensuring compliance is the utilization of independent monitors made up of respected local human rights, religious and other non-governmental organizations that know the local culture.

     "Improving the quality of life for employees and their communities can lead to increased productivity and enhance the bottom line for the company.

     "Resolved, the shareholders request the Board of Directors to amend the Company's Code of Conduct to include the International Labor Organization's core labor standards and to report this action to the shareholders by October 2001.

     "Supporting Statement: We recommend the inclusion of the following principles:

     1. All workers have the right to form and join trade unions and to bargain collectively. (ILO Convention 87 and 98)

     2. Workers representatives shall not be the subject of discrimination and shall have access to all workplaces necessary to enable them to carry out their representation functions. (ILO Convention 135)

     3. There shall be no discrimination or intimidation in employment. Equality of opportunity and treatment shall be provided regardless of race, color, sex, religion, political opinion, age, nationality, social origin or other distinguishing characteristics. (ILO Convention 100 and 111)

     4. Employment shall be freely chosen. There shall be no use of force, including bonded or prison labor. (ILO Convention 29 and 105)

     5.   There shall be no use of child labor. (ILO Convention 138)"

                                     ____

Your Board of Directors recommends a vote AGAINST this proposal.

     GE is committed to operating in every country where it does business in full compliance with all applicable laws and has adopted and implemented a code of conduct regarding a variety of matters, including fair treatment of employees. GE has also implemented a substantial and ongoing global education effort to assure that employees and managers understand both the spirit and letter of these requirements and has established a global, multi-language network of helplines and ombudspersons so that employees can raise concerns and have them promptly addressed with care and respect. Your Board of Directors therefore does not believe that the code of conduct suggested in the proposal is necessary and recommends a vote against the proposal.

 .    Share Owner Proposal No. 3

The Sisters of St. Dominic of Caldwell, New Jersey, 52 Old Swartswood Station Road, Newton, NJ 07860, and other filers have notified GE that they intend to submit the following proposal at this year's meeting:

     "Whereas:

     "General Electric disposed of at least 1.3 million pounds of PCBs (polychlori-nated biphenyls) into the Hudson River. An additional large amount seeped beneath GE plants in Fort Edward and Hudson Falls, NY, some of which is currently discharging into the Hudson River. The Environmental Protection Agency designated 200 miles of the Hudson River as a Superfund site in 1984. In February 1976, a state Department of Conservation Hearing Officer, in a case against GE, described GE's actions as `corporate abuse' and found that the record 'overwhelmingly' demonstrated that GE violated NY State law by discharging large quantities of PCBs into the Hudson River.

     "The federal government regulates PCBs as a known animal carcinogen and probable human carcinogen. Additional independent evidence indicates that PCBs may affect the immune and reproductive systems, cause endoctrine disruption and have neurological effects.

     "Sampling by the Environmental Protection Agency and the NYS Department of Environmental Conservation has determined that PCB concentrations in the Upper Hudson sediments range as high as 40 times the state standard. EPA determined in 1999 that the health risk from eating PCB-contaminated fish from the Upper Hudson exceeds the EPA protective level by 1000 times. New York has warned children under 15 and women of childbearing age to eat no fish from the Hudson, south of the GE plants.

     "Despite repeated government and other studies determining that PCBs are a serious threat, GE engages in extensive public relations efforts, suggesting that 'there is no credible evidence that PCBs in the Hudson River pose a risk to people or wildlife,' (GE spokesman Mark Behan, EPA Reports Dangers in Eating Fish From Upper Hudson River, Associated Press, 8/4/99).

     "GE has engaged in extensive public relations and lobbying efforts concerning the federal Superfund law, and related state laws, and repeatedly has challenged federal and state enforcement actions. These efforts have tarnished GE's credibility and delayed the cleanups.


                                     ____

     "Resolved: Shareholders request the Board of Directors to report by August 1, 2001, at reasonable cost and excluding confidential information, its annual expenditures by category and specific site (where applicable) for each year from 1990-2000, on attorney's fees, expert fees, lobbying, and public relations/media expenses, relating in any way to the health and environmental consequences of PCB exposures, GE's remediation of sites contaminated by PCBs, and/or hazardous substance laws and regulations, as well as expenditures on actual remediation of PCB contaminated sites.

     "Statement Of Support: A recent example of GE's misleading media efforts was a public relations document concerning a GE-financed study by Dr. Renata Kimbrough and others examining the cancer mortality of GE plant employees. GE's document failed to note that scientists at the Agency for Toxic Substances and Disease Registry stated the study `suffered from healthy worker effect bias, failed to account for latency, potentially insufficient dosage differences ... and poor statistical power (and) did find excesses in three of the six cancers of interest.'"

Your Board of Directors recommends a vote AGAINST this proposal.

     GE has undertaken substantial efforts to remediate the effects of past waste disposal, to comply with current standards of environmental protection and worker safety, and to prevent future environmental harm. Moreover, GE is accountable to many units and levels of government, both in the United States and in other nations, for sound environmental practices. As part of this accountability, GE complies with governmental reporting requirements regarding environmental matters. Under these circumstances - a substantial Company program and regulatory requirements of localities, states, the federal government and other nations - your Board does not believe that creating the type of report requested by the proponents would help the Company improve its environmental performance. Therefore, your Board recommends a vote against this proposal.

 .    Share Owner Proposal No. 4

GE Stockholders' Alliance, 5349 W. Bar X Street, Tucson, AZ 85713-6402, and other filers have notified GE that they intend to submit the following proposal at this year's meeting:

     "Whereas U.S. utility deregulation is revealing the excessive cost of nuclear power, leading to the likely early shutdown of many operating reactors.

     "Whereas Wall Street reflects diminishing confidence in nuclear utilities; Moody's average bond ratings for utilities with significant nuclear investments have been dramatically lower than for utilities with no nuclear investments;

     "Whereas shaky world economic conditions and growing threats of terrorism make new reactor sales unlikely;

   "Whereas reactor deterioration due to premature aging from radiation exposure and corrosion and other technical flaws of GE's reactors require extensive retrofits to keep them running (such as to modify containments, and core

                                     ____
shrouds); the continued operation of these dangerous reactors could result in a catastrophic accident, exposing GE to severe financial risks and exposing workers and the public to potential personal harm;

     "Whereas GE-Nuclear Energy brings in only about 1.25% of the Company's gross revenues;

     "Whereas each 1000 megawatt reactor generates enough plutonium each year for at least 40 nuclear bombs; and

     "Whereas, according to the Rocky Mountain Institute, if enough nuclear reactors were built to mitigate global warming, one would have to go on line every three days for the next 40 years, bankrupting our economy (siphoning scarce monies from renewable energy --- the REAL solution to global warming), and adding still more lethal radioactive waste with no safe disposal technology or location for any of it;

     "Therefore Be It Resolved that the Shareholders request Management to prepare a report for Shareholders within four months, to examine: (1) the feasibility of implementing the phased withdrawal of GE from the promotion and production of new nuclear power reactors and (2) facilitation of the expedited decommissioning of the GE reactors currently on line. That report should include an evaluation of the economic, ethical, environmental, national security, nuclear weapons proliferation and public health impacts from GE's continuing participation in nuclear power.

     "Supporting Statement: It has been more than 27 years since an order was placed (and not subsequently canceled) for a U.S. nuclear power plant. Strong public opposition to nuclear power is increasing worldwide.

     "While GE is under contractual obligation to provide, service and retrofit reactors, we believe GE should (1) negotiate amicable termination that will better protect the fiscal health of the Company and the long-term environmental health of the planet; (2) assist customers in shutting down nuclear operations and installing alternative power sources such as GE's fine combined-cycle gas-powered generators; and (3) direct the expertise of GE's nuclear engineers toward the permanent isolation of radioactive waste from the human biosphere. We believe that other nuclear supplier corporations are looking to GE to lead the way with a principled decision to phase out nuclear power.

     "There is compelling evidence that GE's continued participation in nuclear power is contrary to the interests of GE shareholders and the public at large. The requested report will assist shareholders and management in coming to this reasoned conclusion. We urge your supporting vote for this resolution."

Your Board of Directors recommends a vote AGAINST this proposal.

     Nuclear power makes a significant contribution to meeting the world's demand for electricity. In 2000, approximately 17% of the world's electricity was generated from commercial nuclear plants. The Nuclear Regulatory Commission in the United States and similar regulatory bodies in other countries have the ongoing responsibility to ensure that nuclear facilities operate safely.

     The major focus of GE's profitable nuclear business today is to provide


                                     ____
nuclear fuel and plant support services with the aim of enhancing safe and efficient utility operations. These products and services should be available to utility customers throughout the world who need and want them. Your Board believes it is also appropriate for GE to participate in the development of advanced designs for nuclear generating plants for sale, under appropriate conditions and safeguards, to utility customers in areas of the world where a mix of technologies will be necessary to supply a growing and balanced need for electrical generating capacity. Therefore, your Board recommends a vote against this proposal.

 .    Share Owner Proposal No. 5

Bartlett Naylor, 1255 N. Buchanan, Arlington, VA 22205, has notified GE that he intends to submit the following proposal at this year's meeting:

     "Resolved: The shareholders urge our board of directors to take the necessary steps to nominate at least two candidates for each open board position, and that the names, biographical sketches, SEC-required declarations and photographs of such candidates shall appear in the company's proxy materials (or other required disclosures) to the same extent that such information is required by law and is our company's current practice with the single candidates it now proposes for each position.

     "Supporting statement: Although our company's board appreciates the importance of qualified people overseeing management, we believe that the process for electing directors can be improved.

     "Our company currently nominates for election only one candidate for each board seat, thus leaving shareholders no practical choice in most director elections. Shareholders who oppose a candidate have no easy way to do so unless they are willing to undertake the considerable expense of running an independent candidate for the board. The only other way to register dissent about a given candidate is to withhold support for that nominee, but that process rarely affects the outcome of director elections. The current system thus provides no readily effective way for shareholders to oppose a candidate that has failed to attend board meetings; or serves on so many boards as to be unable to supervise our company management diligently; or who serves as a consultant to the company that could compromise independence; or poses other problems. As a result, while directors legally serve as the shareholder agent in overseeing management, the election of directors at the annual meeting is largely perfunctory. Even directors of near bankrupt companies enjoy re-election with 90%+ pluralities. The "real" selection comes through the nominating committee, a process too often influenced, if not controlled, by the very management the board is expected to scrutinize critically.

     "Our company should offer a rational choice when shareholders elect directors. Such a process could abate the problem of a chair "choosing" his own board, that is, selecting those directors he expects will reflexively support his initiatives, and shedding those who may sometimes dissent. Such a process could create healthy and more rigorous shareholder evaluation about which specific nominees are best qualified.

                                     ____

     "Would such a process lead to board discontinuity? Perhaps, but only with shareholder approval. Presumably an incumbent would be defeated only because shareholders considered the alternative a superior choice. Would such a procedure discourage some candidates? Surely our board should not be made of those intolerant of competition. Would such a procedure be "awkward" for management when it recruits candidates? Hopefully so. (Management could print a nominee's name advanced by an independent shareholder to limit such embarrassment.). The point is to remove the "final" decision on who serves as a board director from the hands of management, and place it firmly in those of shareholders.

     "We urge you to vote FOR this proposal."

Your Board of Directors recommends a vote AGAINST this proposal.

     GE believes that its practice of nominating a single candidate for each director position is consistent with the longstanding and widespread practice of major companies and is in the best interests of the share owners. Your Board nominates the individuals whom it believes are best qualified to serve as directors. Your Board does not believe that nominating additional, less well qualified candidates would result in a more effective Board. Because your Board does not believe that the proposed change in the director nomination procedure is in the best interests of the share owners, it recommends a vote against the proposal.

 .    Share Owner Proposal No. 6

Charles E. Collins and Patricia M. Brennan, 35 Hampstead Road, Jamaica Plain, MA 02130 have notified GE that they intend to submit the following proposal at this year's meeting:

     "To enhance shareholder value General Electric shareholders recommend increased director independence. This proposal recommends a majority of directors on the full board be independent, for instance, a 60% majority.

     The standard of independence is the standard in the Council of Institutional Investors Bill of Rights: `A director is deemed independent if his or her only non-trivial professional, familial or financial connection to the corporation or its CEO is his or her directorship.'

     "This proposal should be implemented as quickly as possible. The independent directors alone would decide whether implementation is proceeding as quickly as possible. Also, require that any future action on this topic be put to shareholder vote - as a separate proposal.

     "GE has a blatant lack of independent directors. The majority of the board is made up of current employees; former employees; directors who collect legal or service fees from GE; and a director who controls a company that has major business transactions with GE. According to the Investor Responsibility Research Center (IRRC), 63% of the full Board is not independent. 'At least two-thirds of a corporation's directors should be independent,' according to the Council of Institutional Investors. Institutional shareholders own a majority of GE stock.


                                     ____

     "Furthermore: 60% of the Nominating Committee is not independent; 40% of the Audit Committee is not independent; and 20% of the Compensation Committee is not independent. `All members of these committees should be independent,' according to the Council of Institutional Investors. Institutional Shareholder Services also recommends that these 3 key committees be 100% independent. ISS said independent directors include only outside independent directors.

     Proposals to increase director independence won a substantial 24% overall vote at 14 major companies in 2000 (Source: Investor Responsibility Research Center).

     "1) The independence of directors is of greater importance at GE since: a director pension plan arguably compromises the independence of GE directors.

     "The company has steadfastly opposed 4 Shareholder Proposals since 1996 to limit director pensions. Meanwhile director pensions have dropped drastically to only 8% of the largest 200 U.S. companies. Large companies like GE appear to increasingly agree with shareholders who object to director pensions. Director pensions can align directors with management rather than with the interests of shareholders.

     "2) The independence of directors is of greater importance at GE since 3 of the 6 independent directors, on a board of 16, have long tenure which can impact their independence: Ms. Michelson, 25 years; Mr. Rhodes, 17 years; and Mr. Sigler, 17 years.

     "What incentive is there for good corporate governance - highlighted by increased director independence? A new survey by McKinsey & Co., international management consultant, shows that institutional investors are prepared to pay an 18% premium for good corporate governance. McKinsey warns that companies that fail to reform will find themselves at a competitive disadvantage in attracting capital to finance growth. Wall Street Journal, June 19, 2000.

McKinsey & Co. defines independent directors as outside directors that are truly independent with no management ties.

     "To enhance shareholder value, vote YES for: the majority of directors to be independent. YES on 6."

Your Board of Directors recommends a vote AGAINST this proposal.

     Although your Board agrees that it is important for a majority of directors to be outside directors who are not employees of the Company, it also believes that the definition of independence set forth in this proposal is too narrow. GE's size and diversity make it inevitable that many of the most experienced and most qualified director candidates will have professional or business relationships that involve the Company in some way. By requiring that a majority of the Board meet an unduly restrictive definition, the proposal would deprive the share owners of the services of some of the best-qualified director candidates. Your Board does not believe it is in the best interests of the share owners to adopt the definition or limitation set forth in this proposal and therefore recommends a vote against the proposal.


                                     ____

 .    Share Owner Proposal No. 7

Jeffrey S. Harwood, 3450 Toledo Terrace #417, Hyattsville, MD 20782, and other filers have notified GE that they intend to submit the following proposal at this year's meeting:

     "Whereas landmines and cluster bombs are responsible for killing or maiming thousands of innocent civilians yearly, usually after the cessation of hostilities, and many of which retain the ability to detonate 50 to 100 years;

     "Whereas the United States has refused to place a ban on landmine production, or to sign the 1997 diplomatic initiative by Canada, Belgium and Norway aimed at the signing of a comprehensive landmine ban treaty, though three key NATO allies and 11 other nations have halted production;

     "Whereas General Electric was a supplier of integrated circuit components and other parts for landmines directly or through other business ties from 1989 through 1993 or possibly later, and

     "Whereas General Electric is one of the landmine parts supplier corporations approached by the Human Rights Watch Arms Project that has refused to renounce future involvement in antipersonnel landmine production;

     "Therefore Be It Resolved that the shareholders request GE management to establish a firm policy to renounce future involvement in antipersonnel land-mine and cluster bomb production.

     "Supporting Statement: Antipersonnel mines and the newer hybrid, cluster bombs, are indiscriminate, hidden killers and constitute one of the great public health hazards of the late twentieth century. They frustrate post-war reconstruction in dozens of countries. Resources which should be used to rebuild schools and hospitals are instead diverted to landmine clearance, a crushing financial burden for the world's poorest nations. One tragic irony is that U.S. peacekeep-ing troops' lives are threatened by landmines manufactured and exported from the U.S. some years ago. Landmines maim or kill 26,000 people a year. Most victims are civilians, 30 to 40% are children.

     "There has been a freeze on orders for the production of new landmines in the U.S., yet the Department of Defense maintains a fund earmarked for this purpose. The U.S. maintains a stockpile of approximately 14 million antiper-sonnel mines. Until 1992, the U.S. was one of the biggest exporters of antiper-sonnel mines. There remains a global moratorium on such exports at the present.

     "While it is true that corporations do not institute military or foreign policy, we shareholders believe that something that violates human rights and international law so flagrantly as this indiscriminate weapon should not be manufactured at all. We want General Electric to be among the corporations taking a moral stand refusing to supply any parts or know-how in landmine and cluster bomb production. GE would not gain that much from participation in production of landmine parts for shareholders to notice any financial loss if no contracts were taken. GE will gain much public good will worldwide with its renouncement of future involvement.

     "We urge your supporting vote for this proposal."



                                     ____

Your Board of Directors recommends a vote AGAINST this proposal.

     GE is not involved in landmine or cluster bomb production. GE does not make these devices, nor sell parts or components for use in the production of these devices. In 1997, GE advised the Human Rights Watch Arms Project that GE was not supplying material or components to any manufacturer of land-mines. GE still does not. Because GE is not involved, and has no intention of becoming involved in the future, your Board believes adopting an additional policy as requested by the proposal is unnecessary and, therefore, recommends a vote against the proposal.



                                     ____

================================================================================
ADDITIONAL INFORMATION

 .  Share Owner Proposals for Inclusion in Next Year's Proxy Statement

To be considered for inclusion in next year's Proxy Statement, share owner proposals must be received at GE's principal executive offices no later than the close of business on November 9, 2001. Proposals should be addressed to Benjamin
W. Heineman, Jr., Secretary, General Electric Company, Fairfield, Connecticut 06431.

 .  Other Share Owner Proposals for Presentation at Next Year's Annual Meeting

For any proposal that is not submitted for inclusion in next year's Proxy Statement, but is instead sought to be presented directly at the 2002 Annual Meeting, SEC rules permit management to vote proxies in its discretion if the
Company: (1) receives notice of the proposal before the close of business on January 23, 2002, and advises share owners in the 2002 Proxy Statement about the nature of the matter and how management intends to vote on such matter; or (2) does not receive notice of the proposal prior to the close of business on January 23, 2002. Notices of intention to present proposals at the 2002 Annual Meeting should be addressed to Benjamin W. Heineman, Jr., Secretary, General Electric Company, Fairfield, Connecticut 06431.

 .  Voting Securities

Share owners of record at the close of business on March 7, 2001, will be eligible to vote at the meeting. The voting securities of GE consist of its $0.06 par value common stock, of which 9,930,487,294 shares were outstanding on February 9, 2001. Each share outstanding on the record date will be entitled to one vote. Treasury shares are not voted. Individual votes of share owners are kept private, except as appropriate to meet legal requirements. Access to proxies and other individual share owner voting records is limited to the Independent Inspectors of Election and certain employees of GE and its agents who must acknowledge in writing their responsibility to comply with this policy of confidentiality.

 .  Vote Required for Approval

The 19 nominees for director receiving a plurality of the votes cast at the meeting in person or by proxy shall be elected. All other matters require for approval the favorable vote of a majority of shares voted at the meeting in person or by proxy. Under New York law, abstentions and broker non-votes, if any, will not be counted as votes cast. Therefore, they will have no effect on the outcome of the other matters to be voted on at the meeting.

                                     ____

 .  Manner for Voting Proxies

The shares represented by all valid proxies received by phone, by Internet or by mail will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted:
(1) for the nominees for director named earlier in this Proxy Statement; (2) for approval of the appointment of Independent Auditors; and (3) against the share owner proposals described in this Proxy Statement. Shares represented by valid proxies will also be voted against proposals which the Company has received from share owners who did not submit them for inclusion in the Proxy Statement, but have given notice that they may seek to present them at the Annual Meeting. Such proposals are: a proposal that the Company tell share owners that its responses to share owner proposals are the Company's position and not a summary of arguments for and against the proposal; a proposal that the Company advise share owners if the voting recommendation of institutional investors or proxy analysts is inconsistent with the Company's recommendation; a proposal relating to the directors' pension plan; a proposal on whether 15- or 20-year term limits for directors would increase the overall performance of the board; and a proposal that NBC avoid negative portrayals of Polish-Americans in its programming. Should any matter not described above be properly presented at the meeting, the persons named in the Proxy Form will vote in accordance with their judgment. Except for share owner proposals omitted from this Proxy Statement, or noted above, the Board knows of no other matters which may be presented to the meeting.

 .  Solicitation of Proxies

Proxies will be solicited on behalf of the Board of Directors by mail, telephone, other electronic means or in person, and solicitation costs will be paid by GE. Copies of proxy material and of the Annual Report for 2000 will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and GE will reimburse such record holders for their reasonable expenses. Morrow & Co. has been retained to assist in soliciting proxies at a fee of $30,000 plus distribution costs and other costs and expenses.

 .  Section 16(a) Beneficial Ownership Reporting Compliance

In December 2000, the Company inadvertently did not report that Invemed Associates, LLC, in which Mr. Langone owns a controlling ownership interest, purchased 75,000 shares of GE stock.

 .  Share Owners of Record with Multiple Accounts

Share owners who hold their shares directly with the Company and who previously have elected not to receive an annual report for a specific account may request GE to promptly mail GE's 2000 Annual Report to that account by


                                     ____
writing GE Share Owner Services, c/o The Bank of New York, P.O. Box 1102, New York, NY 10286-1402 or calling (800) 786-2543 (800-STOCK-GE) or (908) 769-9619.
In addition, participants in GE's Savings and Security Program may request copies of GE's 2000 Annual Report by calling GE's Transaction Processing Center at (800) 432-4313.

 .  Electronic Access to Proxy Statement and Annual Report

This Proxy Statement and GE's 2000 Annual Report may be viewed online at www.ge.com/annual00. If you are a share owner of record, you can elect to receive future annual reports and proxy statements electronically by marking the appropriate box on your proxy card or by following the instructions provided if you vote by Internet or by phone. If you choose this option, you will receive a proxy form in mid-March listing the Web site locations and your choice will remain in effect until you notify GE by mail that you wish to resume mail delivery of these documents. If you hold your GE stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

                                                                   March 9, 2001

                                     ____

                                     ____

================================================================================
                                                                      APPENDIX A

                            AUDIT COMMITTEE CHARTER

     The Audit Committee (Committee) shall consist of a minimum of three directors. As determined by the Board of Directors in accordance with applicable requirements, all members of the Committee shall be independent directors having no relationship that may interfere with the exercise of their objective judgment in discharging the responsibilities set forth below. As also determined by the Board of Directors, all members of the Committee shall have sufficient financial experience and ability to enable them to discharge such responsibilities, and at least one member shall have accounting or related financial management expertise. The Committee shall have the following responsibilities with respect to the Company, which term shall include without limitation its subsidiaries General Electric Capital Services, Inc., and General Electric Capital
Corporation:

          1. To recommend to the Board of Directors, for share owner approval, the independent auditor to examine the Company's accounts, controls and financial statements. The independent auditor is ultimately accountable to the Board of Directors and to the Committee, and the Board of Directors and the Committee have the ultimate authority and responsibility to select, evaluate and if necessary replace the independent auditor.

          2. To review and approve the scope of the examination to be conducted by the independent auditor. In addition, the Committee shall at least annually obtain from the independent auditor a formal written statement delineating all relationships between the independent auditor and the Company, and shall at least annually discuss with the independent auditor any relationship or services which may impact the independent auditor's objectivity or independence, and shall take or recommend that the Board take appropriate actions to ensure such independence.

          3. To review and approve the Corporate Audit Staff functions, including: (i) purpose, authority and organizational reporting lines; (ii) annual audit plan, budget and staffing; and (iii) concurrence in the appointment, removal and compensation of the Vice President - Corporate Audit Staff.

          4. To review results of the examinations of the financial statements of the Company by the independent auditors, their evaluation of the Company's internal system of audit and financial controls, and their annual report on the Company's financial statements.

                                     ____

         5. To review, with the Senior Vice President-Finance, the Vice President - Corporate Audit Staff or such others as the Committee deems appropriate the Company's internal system of audit and financial controls and the results of internal audits.

         6. To review the Company's financial reporting, the accounting standards and principles followed by the Company and significant changes in such standards or principles or in their application.

         7. To review and investigate any matters pertaining to the integrity of management, including conflicts of interest, or adherence to standards of business conduct as required in the policies of the Company. In connection therewith, the Committee will meet, as deemed appropriate, with the General Counsel and other Company officers or employees.

     In discharging its responsibilities, the Committee will periodically meet with the Company's auditors without the presence of any Company officer or employee.

                                     ____

================================================================================
                        GE ANNUAL MEETING OF SHARE OWNERS

                           10:00 a.m., April 25, 2001

                             Atlanta Civic Center
                           395 Piedmont Avenue, N.E.
                            Atlanta, Georgia 30308

--------------------------------------------------------------------------------

                              ADVANCE REGISTRATION

Advance registration for the GE Annual Meeting will expedite your entry into the meeting.

Attendance at the Annual Meeting is limited to GE share owners, members of their immediate family or their named representative. We reserve the right to limit the number of representatives who may attend the meeting. Share owners may register at the door on the day of the meeting by showing proof of ownership of GE shares.

 . If you hold your GE shares directly with the Company and you plan to attend the Annual Meeting, please follow the Advance Registration instructions on the top portion of your Proxy Form, which was included in the mailing from the Company.

 . If your GE shares are held for you in a brokerage, bank or other institutional account and you wish to pre-register, please send an Annual Meeting advance registration request to:

      GE Share Owner Services
      Bldg 5-6E
      1 River Road
      Schenectady, NY 12345

      Please include the following information:
       .  Your name and complete mailing address
       .  The name(s) of any family members who will accompany you
       . If you will be naming a representative to attend the meeting on your behalf, the name of that individual
       . Proof that you own GE shares (e.g., a photocopy of a brokerage or other account statement)

[LOGO]     GE Annual Meeting
-----------

                      VOTE BY INTERNET, TELEPHONE OR MAIL
                         24 Hours a Day, 7 Days a Week

------------------------------------             ------------------------------------         ------------------------------------
             INTERNET                                         TELEPHONE                                       MAIL
      proxy.shareholder.com/ge           OR                  800-574-7051               OR
------------------------------------             ------------------------------------         ------------------------------------
Use the Internet to vote your proxy.             Use any touch-tone telephone to vote         Mark, sign and date your Proxy Form
Have your Proxy Form in hand when                your proxy. Have your Proxy Form in          and return it in the postage-paid
you access the website. You will be              hand when you call. You will be              envelope we have provided.
prompted to enter your control number,           prompted to enter your control number,
located in the box below, to create an           located in the box below, and then
electronic ballot.                               follow the simple directions.

-------------------------------------------------------------       ---------------------------------------------------------

                                                                                   IMPORTANT VOTING INFORMATION
                  CONTROL NUMBER
     If you vote by the Internet or by Telephone, do                         Use the Internet or Call Toll-Free to vote:
          not return your Proxy Form by mail.                                         proxy.shareholder.com/ge
-------------------------------------------------------------                                800-574-7051

                                                                     .  Your Internet or telephone vote authorizes the named
                                                                        proxies to vote your shares in the same manner as if
                                                                        you marked, signed and returned your Proxy Form.

                                                                     .  If you wish to receive all future Annual Reports and Proxy
                                                                        Statements via the internet as they become available, please consent by marking the appropriate box below. This consent will remain in effect until you notify GE by mail that you wish to resume mail delivery of the Annual Report and Proxy
                                                                        Statement.

                                                                             GE's Proxy Statement and Annual Report are
                                                                                   available on GE's web site at:
                                                                                          www.ge.com/annual00

                                                                    ---------------------------------------------------------

                             . DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY INTERNET OR TELEPHONE .
               -----------------------------------------------------------------------------------------------------

                                                                                                                 [LOGO]   Proxy Form
                                                                                                                 -------------------
The Board of Directors recommends a vote "FOR" proposals A and B. The Board of Directors recommends a vote "AGAINST" the share owner proposals 1 through 7.
                                                                                                         FOR   AGAINST  ABSTAIN

A. Election of Directors                                                        1.  Cumulative Voting    [_]    [_]     [_]

FOR                WITHHOLD                                                     2.  Workplace Code       [_]    [_]     [_]
ALL  [_]          FOR ALL   [_]     EXCEPTIONS  [_]                                 of Conduct

Exceptions:__________________________________________________                   3.  Report on PCB        [_]    [_]     [_]
INSTRUCTIONS: To withhold authority to vote for any individual                      Cleanup Costs
nominee(s) mark the exception box and write the name(s) on the
space provided above.                                                           4.  Nuclear Power        [_]    [_]     [_]
                                                                                    Report
B. KPMG LLP as Independent Auditors
                                                                                5.  Director Election    [_]    [_]     [_]
FOR [_]  AGAINST [_]     ABSTAIN [_]                                                Process


                                                                                6.  Director             [_]    [_]     [_]
                                                                                    Independence

                                                                                7.  Landmine and Cluster [_]    [_]     [_]
                                                                                    Bomb Production

                                                                                ----------------------------------------------------
                                                                                               SHARE OWNER SERVICES
                                                                                               --------------------

                                                                                 If you consent to use GE's Internet site to
                                                                                 receive all future annual reports and proxy   [_]
                                                                                 statements, please mark this box.

                                                                                 To include any comments please mark         [_]
                                                                                 this box and use reverse side.

                                                                                 To change your address please mark          [_]
                                                                                 this box and correct at left.


                                                                                ___________________________________________
                                                                                           Signature of Share Owner

                                                                                ___________________________________________
                                                                                           Signature of Share Owner

                                                                                Date:__________________________________2001

[X] Vote MUST be indicated (x) in Black or Blue ink.

                                     3482

[LOGO]     GE Annual Meeting
-----------

Dear Share Owner:                                                         Attendance at the GE Annual Meeting is limited to GE
                                                                      share owners, members of their immediate families or their
   You are invited to attend the 2001 GE Annual Meeting to            named representatives. We reserve the right to limit the
be held on Wednesday, April 25, 2001, at 10:00 a.m., at the           number of guests or representatives who may attend.
Atlanta Civic Center, 395 Piedmont Avenue, N.E., Atlanta,
Georgia.                                                                           ADVANCE REGISTRATION INFORMATION

   Whether or not you plan to attend the meeting, you can be            Name ___________________________________________________
sure that your shares are represented at the meeting by promptly
voting your shares by Internet, phone or mail as described on           Address ________________________________________________
the other side of this form.
                                                                                ________________________________________________
   If you plan to attend the meeting, registering in advance will
expedite your entry. Please follow the instructions below.                      _________________________________Zip ___________

  ADVANCE REGISTRATION INSTRUCTIONS                                   Names of family members who will also attend:

 .  If you are voting by Internet, you will be able to pre-register              ________________________________________________
at the same time you record your vote.
There is no need to return your Proxy Form.                                     ________________________________________________

 .  If you are voting by phone, please complete the information        I am a GE share owner. My Representative at the Annual
at right and tear off the top of this form and mail separately to:    Meeting will be:
GE Share Owner Services, Bldg. 5-6E, 1 River Road, Schenectady,
NY 12345. There is no need to return the Proxy Form.                            ________________________________________________
                                                                              (Admission card will be returned c/o the share owner)
 .  If you are voting by mail, please complete the information at right and include this portion when mailing your marked, signed and dated Proxy Form in the envelope provided.

[LOGO]   Proxy Form
-------------------

Proxy solicited on behalf of the Board of Directors for the Annual Meeting of Share Owners, April 25, 2001

The share owner(s) whose signature(s) appear(s) on the reverse side of this Proxy Form hereby appoint(s) John F. Welch, Jr., Gertrude G. Michelson and Benjamin W. Heineman, Jr., or any of them, each with full power of substitution, as proxies, to vote all stock in General Electric Company which the share owner(s) would be entitled to vote on all matters which may properly come before the 2001 Annual Meeting of Share Owners and any adjournments or postponements thereof. The proxies shall vote subject to the directions indicated on the reverse side of this card and proxies are authorized to vote in their discretion upon other business as may properly come before the meeting and any adjournments or postponements thereof. The proxies will vote as the Board of Directors recommends where a choice is not specified.

The nominees for Director are: (01) James I. Cash, Jr.; (02) Silas S. Cathcart;
(03) Dennis D. Dammerman; (04) Paolo Fresco; (05) Ann M. Fudge; (06) Claudio X. Gonzalez; (07) Jeffrey R. Immelt; (08) Andrea Jung; (09) Kenneth G. Langone;
(10) Rochelle B. Lazarus; (11) Scott G. McNealy; (12) Gertrude G. Michelson;
(13) Sam Nunn; (14) Roger S. Penske; (15) Frank H.T. Rhodes; (16) Andrew C. Sigler; (17) Douglas A. Warner III; (18) John F. Welch Jr. and (19) Robert C. Wright.

FOR PARTICIPANTS IN GE'S SAVINGS AND SECURITY PROGRAM (S&SP)

In accordance with the terms of the Savings and Security
Program (S&SP), any shares held in the share owner's S&SP
account on the record date will be voted by the trustees
of the S&SP trust in accordance with the instructions
indicated on the reverse, and in accordance with the
judgement of the trustees upon other business as may    INSPECTORS OF ELECTION
properly come before the meeting and any adjournments   P.O. BOX 1138
or postponements thereof. IF NO INSTRUCTIONS ARE        NEWARK, N.J. 07101-9758
PROVIDED OR IF THIS CARD IS NOT RECEIVED ON OR
BEFORE APRIL 23, 2001, shares held in the share owner's S&SP account will be voted in accordance with the recommendations of GE's Board of Directors.